Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL SECURITIES EXCHANGE, INC.

* * * * * * * * *

International Securities Exchange, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of the State of Delaware was December 13, 2001 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended by Certificates of Amendment that were filed on April 5, 2002, February 21, 2003 and February 12, 2004.

This Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation on July 22, 2004 and November 18, 2004, duly adopted by the stockholders of the Corporation on August 16, 2004 and December 13, 2004 and duly acknowledged and executed by an authorized officer of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) and, upon filing with the Secretary of the State of Delaware in accordance with Section 103 of the GCL, shall thenceforth supersede the Original Certificate of Incorporation and the April 5, 2002, February 21, 2003 and February 12, 2004 amendments thereto and shall, as it may thereafter be amended in accordance with its terms and the law, be the Amended and Restated Certificate of Incorporation of the Corporation.

The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is International Securities Exchange, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred fifty million, one hundred and six thousand (150,106,000) shares, which shall be divided into three classes as follows: one hundred and fifty million (150,000,000) shares of Class A Common Stock, par value $.01 per share (the ”Class A Common Stock”), six thousand (6,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and one hundred thousand (100,000) shares of preferred stock, par value $.01 per share (hereinafter referred to as the “Preferred Stock”). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

I. Preferred Stock

The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors”) is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

(a) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(b) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

(c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

(f) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(g) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

(h) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(i) any other relative rights, preferences and limitations of that series.

II. Common Stock

The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto.

(a) Class A Common Stock.

(i) Voting Rights. Each holder of Class A Common Stock shall have one vote in respect of each share of Class A Common Stock held by such holder of record on the books of the Corporation on each matter on which the holders of Common Stock shall be entitled to vote (excluding those matters specified below as to which such holder shall have no voting rights). Subject to the right of the Board of Directors to fill any vacancies as provided in Article NINTH and in the Constitution of the Corporation, the holders of shares of Class A Common Stock shall have the sole right to elect the Non-Industry Directors (as defined below) and the Chief Executive Officer of the Corporation as a director. The holders of Class A Common Stock shall have no voting rights with respect to any increase in the number of authorized shares of the Series B-1 Stock or the Series B-2 Stock (the “Core Rights”), the definition herein of the term “Core Rights” or the election of the Series B-1 Directors, the Series B-2 Directors or the Series B-3 Directors (as those terms are defined in Article FIFTH). The voting rights of each holder of Class A Common Stock are subject to the limitations thereon provided in subdivision III of this Article FOURTH.

(ii) Dividend Rights. The holders of shares of Class A Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

(iii) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, holders of Class A Common Stock shall be entitled to receive any amounts available for distribution after the payment of, or provision for, obligations of the Corporation, any preferential amounts payable to holders of any outstanding shares of Preferred Stock and an amount equal to the par value of each share of Class B Common Stock payable to the holders of any outstanding shares of Class B Common Stock.

(b) Class B Common Stock.

(i) Designation and Number of Shares Constituting Series. (A) Shares of Class B Common Stock shall be issued in series having the designations and constituting the number of shares set forth below:

10 shares designated as Class B Common Stock, Series B-1 (the “Series B-1 Stock”),

160 shares designated as Class B Common Stock, Series B-2 (the “Series B-2 Stock”), and

5,000 shares designated as Class B Common Stock, Series B-3 (the “Series B-3 Stock”).

(B) The Board of Directors is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Class B Common Stock in one or more new series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a “Class B Common Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

(1) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Class B Common Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(2) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

(3) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

(4) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

(5) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

(6) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(7) any other relative rights, preferences and limitations of that series.

Notwithstanding the foregoing, no new series of Class B Common Stock shall be issued in connection with the grant of trading rights for equity options or index options in the United States on the exchange facilities of the Corporation.

(ii) Trading Rights.

(A) Series B-1 Stock. Ownership of a share of Series B-1 Stock shall be a predicate to obtaining the trading rights and privileges of each such share of Series B-1 Stock as set forth in the Corporation’s Constitution as the same may be amended from time to time (the “Constitution”) and Rules of the Corporation as the same may be amended from time to time (the “Rules”) for its Primary Market Makers, as such term is defined in the Constitution. A holder of Series B-1 Stock shall (A) exercise the trading rights and privileges associated with a share of Series B-1 Stock if such holder is approved as a Primary Market Maker under the Corporation’s Constitution and Rules, or (B) lease the trading rights and privileges to an entity that is approved as a Primary Market Maker under the Corporation’s Constitution and Rules. The approved holder of each share of Series B-1 Stock shall have the right to transfer its share(s) if such transfer is approved in accordance with the Constitution and the Rules of the Corporation.

(B) Series B-2 Stock. Ownership of a share of Series B-2 Stock shall be a predicate to obtaining the trading rights and privileges of each such share of Series B-2 Stock as set forth in the Corporation’s Constitution and Rules for its Competitive Market Makers, as such term is defined in the Constitution. A holder of Series B-2 Stock shall (A) exercise the trading rights and privileges associated with a share of Series B-2 Stock if such holder is approved as a Competitive Market Maker under the Corporation’s Constitution and Rules, or (B) lease the trading rights and privileges to an entity that is approved as a Competitive Market Maker under the Corporation’s Constitution and Rules. The approved holder of each share of Series B-2 Stock shall have the right to transfer its share(s) if such transfer is approved in accordance with the Constitution and the Rules of the Corporation.

(C) Series B-3 Stock. Ownership of a share of Series B-3 Stock shall be a predicate to obtaining the trading rights and privileges of each such share of the Series B-3 Stock as set forth in the Corporation’s Constitution and Rules for its Electronic Access Members, as such term is defined in the Constitution. Each holder of a share of Series B-3 Stock must be approved as an Electronic Access Member under the Corporation’s Constitution and Rules. The approved holder of Series B-3 Stock shall have no rights to transfer its shares of Series B-3 Stock.

(iii) Dividend Rights. The holders of the Class B Common Stock shall not be entitled to receive any dividends declared by the Board of Directors.

(iv) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, holders of each series of Class B Common Stock shall be entitled to receive an amount equal to the par value of each share of Class B Common Stock after the payment of, or provision for, obligations of the Corporation and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

(v) Voting Rights. Except as set forth in subdivision III of this Article FOURTH, each holder of Class B Common Stock (or a series thereof) shall have one vote in respect of each share thereof held by such holder of record on the books of the Corporation on each matter for which the vote of the holders thereof are required. The authorized number of shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote thereon irrespective of subsection (b)(2) of Section 242 of the GCL; provided that any such amendment shall require the approval of the holders of a majority of the outstanding shares of Series B-1 Stock and Series B-2 Stock voting together as a single class and, to the extent required by clause (B) of this section (v), the approval of the holders of Series B-1 Stock, voting as a separate class, and Series B-2 Stock, voting as a separate class, in accordance with such clause. Holders of shares of Class B Common Stock shall have the following voting rights and no other voting rights:

(A) Election of Class B Directors. The holders of Class B Common Stock shall have the following rights with respect to election of directors. Holders of shares of Series B-1 Stock shall have the sole right to elect the Series B-1 Directors. Holders of shares of Series B-2 Stock shall have the sole right to elect the Series B-2 Directors. Holders of shares of Series B-3 Stock shall have the sole right to elect the Series B-3 Directors. The Board of Directors shall have the right to fill any vacancies as provided in Article NINTH and in the Constitution of the Corporation.

(B) Series B-1 and Series B-2 Core Rights. Any change in or amendment or modification of the Core Rights or the definition herein of the term “Core Rights” shall be submitted to a vote of the holders of Series B-1 Stock and Series B-2 Stock for their consideration and approval. Any such action must receive an affirmative vote of the holders of at least a majority of the then outstanding shares of Series B-1 Stock, voting as a class, and an affirmative vote of the holders of at least a majority of the then outstanding shares of Series B-2 Stock, voting as a class, in order to be approved.

(vi) Transfer Restrictions. The shares of Series B-3 Stock shall not be transferable. In the event of a withdrawal by a holder of Series B-3 Stock, the shares of Series B-3 Stock of such holder shall be sold to and purchased by the Corporation as provided for in the Constitution of the Corporation.

III. Limitations on Transfer/Concentration and Voting Limits

As used in this Amended and Restated Certificate of Incorporation, the term “Person” shall mean an individual, partnership (general or limited), joint stock company, corporation, limited liability company, trust or unincorporated organization, or any governmental entity or agency or political subdivision thereof; the term “Related Persons” shall mean (1) with respect to any Person, all “affiliates” and “associates” of such Person (as such terms are defined in Rule 12b-2 under the Exchange Act); (2) with respect to any Person constituting a Member, any broker or dealer with which such Member is associated; and (3) any two or more Persons that have any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of the Corporation; and the term “beneficially owned” and derivative or similar words shall have the meaning set forth in Regulation 13D–G under the Exchange Act.

(a) Ownership Limits.

(i) No Person either alone or together with its Related Persons, may own, directly or indirectly, of record or beneficially shares of the capital stock (whether common or preferred stock) of the Corporation constituting more than forty percent (40%) of the outstanding shares of any class or series of capital stock of the Corporation.

(A) Notwithstanding the foregoing and subject to clause (C) below, such restriction shall not apply in the case of any class of preferred stock which shall not have the right by its terms to vote in the election of members of the Board of Directors of the Corporation or on other matters which may require the approval of the holders of voting shares of the Corporation (other than matters affecting the rights, preferences or privileges of said class of preferred stock).

(B) Notwithstanding the foregoing and subject to clause (C) below, such restriction may be waived by the Board of Directors of the Corporation pursuant to an amendment to the Constitution adopted by the Board of Directors, if, in connection with the adoption of such amendment, the Board of Directors in its sole discretion adopts a resolution stating that it is the determination of such Board that such amendment (1) will not impair the ability of the Corporation to carry out its functions and responsibilities as an “exchange” under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”); (2) is otherwise in the best interests of the Corporation and its stockholders and (3) will not impair the ability of the United States Securities and Exchange Commission (the “Commission”) to enforce the Exchange Act, and such amendment shall not be effective until approved by the Commission.

(C) Notwithstanding clauses (A) and (B), above, in any case where a Person either alone or together with its Related Persons would own more than the above percentage limitation upon consummation of any proposed sale, assignment or transfer of the Corporation’s capital stock, the Board of Directors of the Corporation shall have determined that such Person and its Related Persons are not subject to any applicable “statutory disqualification” (within the meaning of Section 3(a)(39) of the Exchange Act).

(D) In making the determinations referred to in clauses (B) and (C), above, the Board of Directors may impose on the Person in question and its Related Persons such conditions and restrictions as it may in its sole discretion deem necessary, appropriate or desirable.

(E) Any Person (and its Related Persons owning any capital stock of the Corporation) which proposes to own, directly or indirectly, of record or beneficially shares of the capital stock (whether common or preferred stock) of the Corporation constituting more than forty percent (40%) of the then outstanding shares of any class or series of capital stock of the Corporation, shall have delivered to the Board of Directors of the Corporation a notice in writing, not less than forty-five (45) days (or any shorter period to which said Board shall expressly consent) before the proposed acquisition of shares of capital stock (whether common or preferred) that result in such Person holding more than forty percent (40%) of the then outstanding shares of any class or series of capital stock of the Corporation.

(ii) No Person, either alone or together with its Related Persons, who is a Member (as such term is defined in the Constitution), may own, directly or indirectly, of record or beneficially shares constituting more than twenty percent (20%) of any class or series of capital stock of the Corporation.

(iii) Any Person, either alone or together with its Related Persons, that at any time owns (whether by acquisition or by a change in the number of shares outstanding) of record or beneficially, whether directly or indirectly, five percent (5%) or more of the then outstanding shares of any class or series of capital stock of the Corporation, that has the right by its terms to vote in the election of members of the Board of Directors of the Corporation, shall, immediately upon so owning five percent (5%) or more of the then outstanding shares of such stock, give the Board of Directors written notice of such ownership of five percent (5%) or more of the then outstanding shares of any class or series of such stock, which notice shall state: (1) such Person’s full legal name; (2) such Person’s title or status and the date on which such title or status was acquired; (3) such Person’s approximate ownership interest in the Corporation; and (4) whether such Person has the power, directly or indirectly, to direct the management or policies of the Corporation, whether through ownership of securities, by contract or otherwise.

(iv) Each Person required to provide written notice pursuant to subparagraph (iii) shall update such notice promptly after any change therein; provided that no such updated notice shall be required to be provided to the Board of Directors in the event of an increase or decrease of less than one percent (1%) (of the then outstanding shares of any class or series of capital stock) in the ownership percentage so reported (such increase or decrease to be measured cumulatively from the amount shown on the last such report) unless any increase or decrease of less than one percent (1%) results in such Person so owning more than twenty percent (20%) or more than forty percent (40%) of the shares of any class or series of capital stock then outstanding (at a time when such Person so owned less than such percentages) or such Person so owning less than twenty percent (20%) or less than forty percent (40%) of the shares of any class or series of capital stock then outstanding (at a time when such Person so owned more than such percentages).

(b) Voting Rights. (i) No Person, either alone or together with its Related Persons, at any time, may, directly, indirectly or pursuant to any voting trust, agreement, plan or other arrangement, vote or cause the voting of shares of the capital stock (whether such shares be common stock or preferred stock) of the Corporation or give any consent or proxy with respect to shares representing more than twenty percent (20%) of the voting power of any class or series of the then issued and outstanding capital stock of the Corporation, nor may any Person, either alone or together with its Related Persons, enter into any agreement, plan or other arrangement with any other Person, either alone or together with its Related Persons, under circumstances which would result in the shares of capital stock of the Corporation which shall be subject to such agreement, plan or other arrangement not being voted on any matter or matters or the withholding of any proxy relating thereto, where the effect of such agreement, plan or other arrangement would be to enable any Person, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of the capital stock of the Corporation which would, as a result thereof, represent more than twenty percent (20%) of said voting power; provided, however, that such restriction may be waived by the Board of Directors of the

Corporation pursuant to an amendment to the Constitution adopted by the Board of Directors, if, in connection with the adoption of such amendment, the Board of Directors in its sole discretion adopts a resolution stating that it is the determination of such Board that such amendment will not impair the ability of the Corporation, to carry out its functions and responsibilities as an “exchange” under the Exchange Act, is otherwise in the best interests of the Corporation and its stockholders, will not impair the ability of the Commission to enforce the Exchange Act, and that such Person and its Related Persons are not subject to any applicable “statutory disqualification” (within the meaning of Section 3(a)(39) of the Exchange Act). In making the determinations referred to in the immediately preceding sentence, the Board of Directors may impose on the Person in question and its Related Persons such conditions and restrictions as it may in its sole discretion deem necessary, appropriate or desirable. Such amendment shall not be effective until approved by the Commission. Any Person (and its Related Persons owning any capital stock of the Corporation) which proposes to exercise voting rights, or grant any proxies or consents with respect to any shares exceeding such twenty percent (20%) limitation shall have delivered to the Board of Directors of the Corporation a notice in writing, not less than forty-five (45) days (or any shorter period to which said Board shall expressly consent) before the proposed exercise of said voting rights or the granting of said proxies or consents, of its intention to do so.

(ii) Subparagraph (b) of subdivision III of Article FOURTH shall not apply to any solicitation of any revocable proxy from any stockholder of the Corporation by the Corporation or by any stockholder of the Corporation that is conducted pursuant to, and in accordance with, Regulation 14A promulgated pursuant to the Exchange Act.

(iii) Notwithstanding any other provisions contained in this Certificate of Incorporation, to the fullest extent permitted by applicable law, any shares of capital stock of the Corporation (whether such shares be common stock or preferred stock) not entitled to be voted due to the restrictions set forth in subparagraph (b) of subdivision III of Article FOURTH (and not waived by the Board of Directors and approved by the Commission pursuant to subparagraph (b)(i) of subdivision III of Article FOURTH above) shall not be deemed to be outstanding for purposes of determining a quorum or a minimum vote required for the transaction of any business at any meeting of stockholders of the Corporation, including, without limitation, when specified business is to be voted on by a class or a series voting as a class.

(c) Effect of Purported Transfers of Shares and Other Events in Violation of this Subdivision. If, notwithstanding the other provisions contained in this subdivision III of Article FOURTH, at any time, there is a purported transfer or other event such that any Person, either alone or together with its Related Persons, would beneficially own shares in excess of any of the relevant ownership limitations set forth in this subdivision III of Article FOURTH, then, except as otherwise provided herein, such shares in excess of the relevant ownership limitations shall constitute “Excess Shares” and shall be treated as provided in this section. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported transfer or other event. Where such Person beneficially owns shares together with one or more Related Persons and the shares held by such Related Persons are designated as Excess Shares, the designation of shares held by such Person and such Related Persons as Excess Shares shall be pro rata in accordance with the number of shares held by each. If the Corporation accepts any offer pursuant to Article FOURTH, Subdivision III(c)(vii) below, the Corporation shall forthwith determine the additional number of shares, if any, that become Excess Shares by reason of the reduction in outstanding shares caused by the Corporation’s purchase of Excess Shares (whether any Person, either alone or together with its Related Persons, holds such Excess Shares in connection with a purported transfer or is deemed to hold such Excess Shares as the result of the Corporation’s purchase of Excess Shares) and shall take all action reasonably necessary to ensure that such additional Excess Shares are added to the initial number of Excess Shares subject to the provisions of this Article FOURTH, Subdivision III(c).

(i) Any sale, transfer, assignment or pledge that, if effective would result in any Person, either alone or together with its Related Persons, owning shares in excess of any of the ownership limits set forth in this subdivision III of Article FOURTH shall be void ab initio as to such Excess Shares, and the intended transferee shall acquire no rights in such Excess Shares. Any Person, either alone or together with its Related Persons, owning shares in excess of any of the ownership limits set forth in this subdivision III of Article FOURTH as a result of any event other than a sale, transfer, assignment or pledge shall forthwith cease to have any rights in such Excess Shares.

(ii) Upon any purported transfer or other event that results in Excess Shares, such Excess Shares shall be deemed to have been transferred to the Corporation (or to an entity appointed by the Corporation that is unaffiliated with the Corporation and any Person or its Related Persons owning such Excess Shares), as Special Trustee (as defined below) of the Charitable Trust (as defined below) for the exclusive benefit of the Charitable Beneficiary or Beneficiaries. Excess Shares so held in trust shall be issued and outstanding shares.

(iii) Excess Shares shall be entitled to dividends or other distributions which shall be paid to the Special Trustee for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares had become Excess Shares shall be repaid to the Special Trustee and held for the exclusive benefit of the Charitable Beneficiary. Any dividend declared and unpaid shall be void ab initio as to the purported transferee or holder and shall be paid to the Special Trustee for the exclusive benefit of the Charitable Beneficiary.

(iv) Subject to the rights of the holders of any series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Corporation, the Special Trustee, as the holder of Excess Shares, shall be entitled to receive ratably with each holder of the same class or series of stock, a portion of the assets of the Corporation available for distribution to the stockholders. The Special Trustee shall distribute any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation in accordance with the priorities and limitations set forth herein and as if such assets were the proceeds from the disposition of the Excess Shares with respect to which the distribution is received.

(v) To the fullest extent permitted by applicable law, the holder of Excess Shares shall not be entitled to vote such Excess Shares on any matter and the Special Trustee shall have the authority (A) to rescind as void any votes cast by a purported transferee or holder prior to the discovery that such shares should be transferred to the Special Trustee and (B) to recast such vote in accordance with the desires of the Special Trustee acting for the benefit of the Corporation; provided, however, that if the Corporation has already taken irreversible action, then the Special Trustee shall not have the authority to rescind and recast such vote. The Special Trustee shall be deemed to have been given an irrevocable proxy by such holder of Excess Shares to vote the shares for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this section, until the Corporation has received notification that shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting stockholder votes.

(vi) Excess Shares shall not be transferable except in a transfer to which the Special Trustee is a party. Within twenty (20) days of receiving notice from the Corporation that shares have been transferred to a Charitable Trust, the Special Trustee shall sell the shares held in Charitable Trust to a person or persons, designated by the Special Trustee or in market transactions, whose ownership of shares is not expected to violate the ownership limitations in this subdivision III of Article FOURTH. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall so terminate and the Special Trustee shall distribute the net proceeds of the sale to the purported transferee or holder and to the Charitable Beneficiary as provided herein. The purported transferee or holder will receive the lesser of (A) the price per share received by the Corporation from the transfer of the Excess Shares, (B) the price per share such purported transferee or holder paid for the shares in the purported transfer or other event that resulted in the Excess Shares, or (C) if the purported transferee or holder did not give value for such Excess Shares in the event resulting in the Excess Shares, a price per share equal to the Market Price (as defined below) for the Excess Shares on the date of the purported transfer or other event that resulted in the Excess Shares; provided, that in the case of a purported holder holding Excess Shares solely as the result of an action or event by the Corporation (such as an action resulting in a reduction in the number of outstanding shares), such purported holder will receive the greater of (A) or (C) above.

Any proceeds in excess of the amount payable to the purported transferee or holder shall be payable to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares should be transferred to a Charitable Trust, such shares are sold by a purported transferee or holder, then (A) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (B) to the extent that the purported transferee or holder received an amount for such shares that exceeds the amount that such purported transferee or holder was entitled to receive pursuant to this section, such excess shall be paid to the Special Trustee of the Charitable Trust upon demand.

(vii) Excess Shares shall be deemed to have been offered for sale to the Corporation on the date of the transaction or event resulting in such Excess Shares (including any shares deemed to be Excess Shares pursuant to Article FOURTH, Subdivision III(c) above) at a price per share equal to the lesser of (A) the price per share such purported transferee or holder paid for the shares in the purported transfer or other event that resulted in the Excess Shares (or in the case of an event not involving any payment, the Market Price at the time of such transfer or other event) and (B) the Market Price of the shares on the date the Corporation accepts such offer. The Corporation shall have the right to accept such offer, in whole or in part, until the Special Trustee has sold the shares held in the Charitable Trust pursuant to Article FOURTH, Subdivision III(c)(vi).

For purposes of this subsection, “Charitable Beneficiary” shall mean one or more organizations described in Sections 170(b)(1)(A) or 170(c) of the Internal Revenue Code of 1986, as amended from time to time; the term “Charitable Trust” shall mean the trust established for the benefit of the Charitable Beneficiary pursuant to this section for which the Corporation is the trustee; the term “Market Price” shall mean the last reported sale price of, or the average of the closing bid and asked prices for, the shares, on the trading day immediately preceding the relevant date as reported in any exchange or quotation system over which the shares may be traded, or if not then traded over any exchange or quotation system, then the fair market value of the shares on the relevant date as determined in good faith by the Corporation; the term “Special Trustee” shall mean the Corporation, in its capacity as trustee for the Charitable Trust, any entity appointed by the Corporation that is unaffiliated with the Corporation and any Person or its Related Persons owning such Excess Shares, and any successor trustee appointed by the Corporation.

(d) Effect of Purported Voting in Violation of this Subdivision. If any stockholder purports to vote, grant any proxy or enter into any other agreement for the voting of shares that would violate the provisions of this subdivision III of Article FOURTH, then the Corporation shall not honor such vote, proxy or agreement to the extent that such provisions would be violated, and any shares subject thereto shall not be entitled to be voted to the extent of such violation.

(e) Priority of National Securities Exchange or Association Transactions. Notwithstanding anything in this subdivision III of Article FOURTH to the contrary, nothing herein shall preclude the settlement of a transaction entered into through the facilities of any national securities exchange or national securities association. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this subdivision III of Article FOURTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this subdivision III of Article FOURTH.

FIFTH: (a) The Board of Directors shall consist of fifteen (15) directors as follows:

(i) Two directors, who meet the qualifications set forth in the Constitution, shall be elected by plurality vote of the holders of Series B-1 Stock, voting together as a single class (the “Series B-1 Directors”);

(ii) Two directors, who meet the qualifications set forth in the Constitution, shall be elected by plurality vote of the holders of Series B-2 Stock, voting together as a single class (the “Series B-2 Directors”);

(iii) Two directors, who meet the qualifications set forth in the Constitution, shall be elected by plurality vote of the holders of Series B-3 Stock, voting together as a single class (the “Series B-3 Directors”);

(iv) Eight (8) directors, who meet the qualifications set forth in the Constitution, shall be elected by plurality vote of the holders of Class A Common Stock (the “Non-Industry Directors”), voting together as a single class; and

(v) One (1) director, who shall be the person currently holding the office of Chief Executive Officer of the Corporation, shall be elected by plurality vote of the holders of Class A Common Stock.

(b) Each director, other than the Chief Executive Officer, shall hold office for a term of two (2) years. The Chief Executive Officer shall serve as a director for a term of one (1) year or until such earlier time as such person no longer serves as Chief Executive Officer of the Corporation. The directors, other than the Chief Executive Officer, shall be divided into two (2) classes, designated as Class I and Class II. To the extent possible, each of Class I and Class II shall be comprised of half of the Non-Industry Directors and half of each of the Series B-1 Directors, Series B-2 Directors and Series B-3 Directors. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election, and until their successors are elected and qualified. No director elected by the holders of any Series of Class B Common Stock may serve on the Board of Directors for more than three (3) consecutive terms. After having served for three (3) consecutive terms, any such director may be eligible for election following a two-year hiatus from the Board of Directors. Any director may be removed from office at any time, but only for cause by the stockholders to the extent permitted under applicable law.

SIXTH: The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The creation and issuance of any such rights shall be subject to the prior approval of the Commission. Subject thereto, the times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(a) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

(b) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

(c) provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

(d) provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

(e) provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself; and

(f) the appointment of a rights agent with respect to such rights.

SEVENTH: (a) In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i) to adopt, amend or repeal the Constitution of the Corporation, which shall serve as the Bylaws of the Corporation; provided, however, that any provision of the Constitution adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the affirmative vote of at least a majority of the voting power with respect thereto of the then outstanding Class A Common Stock; and

(ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

(b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of Class A Common Stock shall be required to amend, repeal or adopt any provision inconsistent with (i) subdivision III of Article FOURTH, (ii) Article SIXTH, (iii) this Article SEVENTH or (iv) Section 2.2, 2.4, 2.5, 2.7 or 2.10 of Article II, Section 3.2, 3.3 or 3.5 of Article III or Article XI of the Constitution of the Corporation.

EIGHTH: (a) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

(b) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances, a special meeting of the holders of stock of the Corporation entitled to vote on any business to be considered at any such meeting may be called by the Chairman of the Board of the Corporation, or as otherwise set forth in the Constitution of the Corporation, and shall be called by the Secretary of the Corporation at the request of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would at the time have if there were no vacancies (the “Whole Board”), including no less than fifty percent (50%) of the Non-Industry Directors.

NINTH: (a) Unless and except to the extent that the Constitution of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(b) Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Constitution of the Corporation.

(c) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, from such candidates as are selected in accordance with the Constitution of the Corporation, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article TENTH shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ELEVENTH: Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law, and all powers, preferences and rights of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation or a Preferred Stock Designation, as the same may be amended, are granted subject to the right reserved in this Article ELEVENTH, provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of law.

TWELFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Directors shall, in managing the business and affairs of the Corporation, consider applicable requirements for registration and operation as a national securities exchange under the Exchange Act, including, without limitation, the requirements that (a) the rules of the Corporation shall be designed to protect investors and the public interest, and (b) the Corporation shall be so organized and have the capacity to carry out the purposes of the Exchange Act and (subject to such exceptions as are set forth in the Exchange Act or the rules and regulations thereunder) to enforce compliance by its members and persons associated with its members with the provisions of the Exchange Act, the rules and regulations thereunder, and the rules of the Corporation. The foregoing provision shall not be construed to create the basis for any cause of action against any Director, and no Director shall be liable, by virtue of such provision, for such Director’s consideration or failure to consider the matters referred to therein.

THIRTEENTH: All confidential information pertaining to the self-regulatory function of the Corporation (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of the Corporation shall: (a) not be made available to any persons (other than as provided in the next sentence) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (b) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (c) not be used for any commercial purposes. Nothing in this Certificate of Incorporation shall be interpreted as to limit or impede the rights of the Commission to access and examine such confidential information pursuant to the federal securities laws and the rules and regulations thereunder, or to limit or impede the ability of any officers, directors, employees or agents of the Corporation to disclose such confidential information to the Commission.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its President and attested by its Secretary thereunto duly authorized, who acknowledge and affirm under penalties of perjury that this certificate is the act and deed of the Corporation and that the facts herein are true this 10th day of February 2005.

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:	/s/ DAVID KRELL
	Name:	David Krell
	Title:	President

ATTEST:

/s/ MICHAEL SIMON
Name: Michael Simon
Title: Secretary